SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                SCHEDULE 13G


		   Under the Securities Exchange Act of 1934




		            Global BPO Services Corp.
			       (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  86323M100
                               (CUSIP Number)

                              July 29, 2008
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
                              [X]  Rule 13d-1(b)
                              [ ]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Continued on following pages
                              (Page 1 of 11 Pages)
                             Exhibit List: Page 11

CUSIP No. 86323M100                 13G                   Page 2 of 11 Pages



____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          2,065,919
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         2,065,919
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   2,065,919
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.29%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86323M100                 13G                   Page 3 of 11 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ASSET MANAGEMENT, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         3,977,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          3,977,500
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     3,977,500
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    10.18%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     IA;PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86323M100                 13G                   Page 4 of 11 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND MANAGEMENT LLC
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         3,977,500
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           3,977,500
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      3,977,500
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     10.18%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86323M100                 13G                   Page 5 of 11 Pages

____________________________________________________________________________


Item 1(a).     NAME OF ISSUER:

                Global BPO Services Corp. (the "Issuer").



Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                125 High Street, 30th Fl
		Boston, MA 02110



Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:

(i)    Satellite Overseas Fund, Ltd. ("Satellite Overseas")
(ii)   Satellite Asset Management, L.P. ("Satellite Asset Management"); and
(iii)  Satellite Fund Management LLC ("Satellite Fund Management").

     This statement relates to Shares (as defined herein) held by Satellite Overseas over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management's Executive Committee makes investment decisions on behalf of the Satellite Funds and investment decisions made by such Executive Committee, when necessary, are made through approval of a majority of the Executive Committee members.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     	       The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 19th Floor, New York, NY 10022.

CUSIP No. 86323M100                 13G                   Page 6 of 11 Pages

____________________________________________________________________________



Item 2(c).     CITIZENSHIP:


   1) Satellite Overseas is a Cayman Islands exempted company;

   2) Satellite Asset Management is a Delaware limited partnership; and

   3) Satellite Fund Management is a Delaware limited liability company.


Item 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.001 par value per share (the "Shares").

Item 2(e).     CUSIP NUMBER:

               86323M100

Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or
         13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

CUSIP No. 86323M100                 13G                   Page 7 of 11 Pages

____________________________________________________________________________



          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [X]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  []

CUSIP No. 86323M100                 13G                   Page 8 of 11 Pages

____________________________________________________________________________

Item 4.   OWNERSHIP.

      The percentages used herein and in the rest of Item 4 are calculated based upon the 39,062,500 shares of Common Stock issued and outstanding as of April 30, 2008 as described in the Issuer's
Form 10-Q filed on May 5, 2008.




         Satellite Overseas Fund, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 2,065,919

	 (b)     Percent of class: 5.29%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote  2,065,919
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                              2,065,919



	   Satellite Asset Management, L.P.
         ---------------------------------
         (a)	 Amount beneficially owned: 3,977,500

	 (b)     Percent of class:  10.18%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote               0
         	(ii)    Shared power to vote or to direct the vote  3,977,500
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                      0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                              3,977,500



	   Satellite Fund Management LLC
         --------------------------
         (a)	 Amount beneficially owned:  3,977,500

	 (b)     Percent of class:  10.18%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote               0
         	(ii)    Shared power to vote or to direct the vote  3,977,500
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                      0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                              3,977,500



     Satellite Asset Management, Satellite Fund Management and
Satellite Advisors expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

CUSIP No. 86323M100                 13G                   Page 9 of 11 Pages

____________________________________________________________________________



Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT
            AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE
            THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES,
            CHECK THE FOLLOWING [   ]

	    As of December 31, 2007, the following entities may be deemed to be the beneficial owners of less than 5% of the Shares:
	    (i) Satellite II; (ii) Satellite IV; (iii) Satellite Overseas;
	    (iv) Apogee; (v) Satellite Overseas V; (vi) Satellite Overseas
	    VI; (vii) Satellite OVerseas VII; (viii) Satellite OVerseas VIII;
	    (ix) Satellite Overseas IX; (x) SSFP; and (xi) Satellite Advisors and shall cease to be Reporting Persons. Subsequent filings will be made only by persons that may be deemed to have beneficial ownership of more than 5% of the Shares.

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Satellite Asset Management and Satellite Fund Management have the power to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of the Satellite Funds.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable.


Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.


Item 10.    CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with oras a participant in any transaction having that purpose or effect.

CUSIP No. 86323M100                 13G                   Page 10 of 11 Pages

____________________________________________________________________________


				SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.





DATED:  August 6, 2008		     SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel




DATED:  August 6, 2008 	            SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  August 6, 2008 	            SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 86323M100                 13G                   Page 11 of 11 Pages

____________________________________________________________________________

				EXHIBIT A

			JOINT FILING AGREEMENT


     The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of Global BPO Services Corp. dated as of April 30, 2008, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.





DATED:  August 6, 2008	             SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel



DATED:  August 6, 2008	             SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  August 6, 2008               SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact